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                                                                     EXHIBIT 5.1

August 28, 2000

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

As counsel to Protein Design Labs, Inc. a Delaware corporation (the "Company"), we are rendering this opinion in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,875,000 shares of the Company's Common Stock, $.01 par value, together with any additional shares covered by a registration statement filed pursuant to Rule 462 (collectively, the "Shares"). We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We express no opinion with respect to (i) the availability of equitable remedies, including specific performance, or (ii) the effect of bankruptcy, insolvency, reorganization, moratorium or equitable principles relating to or limiting creditors' rights generally.

Based on such examination, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, will be duly authorized, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and any registration statement filed pursuant to Rule 462 and to the use of our name wherever it appears in said Registration Statement and any registration statement filed pursuant to Rule 462, including the Prospectuses constituting a part thereof, as originally filed or as subsequently amended.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP